Exhibit 99.1

CERNER ANNOUNCES APPOINTMENT OF MITCH DANIELS TO ITS BOARD OF DIRECTORS

KANSAS CITY, Mo. - Dec. 23, 2013 - Cerner Corporation (Nasdaq: CERN) announced today that Mitch Daniels has been appointed to the company’s Board of Directors, effective immediately. Daniels, 64, is president of Purdue University, a role he assumed in January 2013 after serving as Governor of Indiana since 2004. Daniels fills a newly created Class II Director seat.

With this appointment, Cerner’s board now has nine members, with seven of them, including Daniels, being external and independent. Daniels will be subject to re-election at Cerner’s 2015 annual shareholder meeting.

“I am honored to welcome Mitch to our board of directors,” said Neal Patterson, Cerner’s chairman, CEO, and co-founder. “He brings a wealth of public and private sector experience that will be invaluable to Cerner. Our board is looking forward to the perspective he will provide as Cerner remains focused on driving systemic improvements in the extremely large and complex health care industry, which will require major involvement from both the public and private sectors.”

Daniels comes from a successful career in business and government, holding numerous top management positions in both the private and public sectors. His work as CEO of the Hudson Institute and President of Eli Lilly and Company's North American Pharmaceutical Operations taught him the business skills he brought to state government. He also served as Chief of Staff to Senator Richard Lugar, Senior Advisor to President Ronald Reagan and Director of the Office of Management and Budget under President George W. Bush.

Currently, Daniels serves as co-chair of the National Research Council and as a director for Energy Systems Network.

Daniels earned a bachelor's degree from the Woodrow Wilson School of Public and International Affairs at Princeton University in 1971, and his law degree from Georgetown University in 1979.

About Cerner
Cerner is contributing to the systemic change of health and care delivery. For more than 30 years Cerner has been executing its vision to make health care safer and more efficient. We started with the foundation of digitizing paper processes and now offer the most comprehensive array of information software, professional services, medical device integration, remote hosting and employer health and wellness services. Cerner systems are used by everyone from individual consumers, to single-doctor practices, hospitals, employers and entire countries. Taking what we’ve learned over more than three decades, Cerner is building on the knowledge that is in the system to support evidence-based clinical decisions, prevent medical errors and empower patients in their care.

Cerner® solutions are licensed by approximately 10,000 facilities around the world, including more than 2,700 hospitals; 4,150 physician practices; 45,000 physicians; 550 ambulatory facilities, such as laboratories, ambulatory centers, behavioral health centers, cardiac facilities, radiology clinics and surgery centers; 800 home health facilities; 45 employer sites and 1,750 retail pharmacies.

Certain trademarks, service marks and logos (collectively, the “Marks”) set forth herein are owned by Cerner Corporation and/or its subsidiaries in the United States and certain other countries throughout the world. All other non-Cerner Marks are the property of their respective owners. Nasdaq: CERN. For more information about Cerner, please visit www.cerner.com, Twitter, Facebook and YouTube.

Cerner Media Contact: Megan Moriarty, (816) 888-2470, megan.moriarty@cerner.com
Cerner Investors Contact: Allan Kells, (816) 201-2445, akells@cerner.com